We have the power to be smarter Investor Presentation May 22, 2014 OTCBB : CBDNF cbdenergy.com.au | westinghousesolar.com.au Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333 - 194780 May 22, 2014

Forward Looking Statements

This presentation includes forward looking statements. Such forward looking statements can be identified by the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "would," "could," "should," "seeks," or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. The forward-looking statements in this presentation include statements regarding CBD Energy Limited (CBD) or the Corporation's plans for 2014, the growth of the solar market, various statements regarding ongoing projects (Taralga Wind Farm, residential solar projects, Sluice Farm, Chatham Islands) and the relative costs and projected benefits of such projects, as well as the Corporation's profitability, margins, and potential for revenue growth, among others.

Such forward looking statements are subject to various risks, those set forth in the Corporation's preliminary prospectus included in the registration statement on Form F-1 filed with the U.S. Securities and Exchange Commission ("SEC") on May 9th, 2014 and involve assumptions, estimates, and uncertainties that reflect current internal projections, expectations or beliefs. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. All forward looking statements contained in this presentation are qualified in their entirety by these cautionary statements and the risk factors and other disclosures filed with the SEC. Furthermore, all such statements are made as of the date this presentation is given and CBD assumes no obligation to update or revise these statements, unless otherwise required by law.

An investment in CBD is speculative due to the nature of the Corporation's business and its finanical condition. The ability of CBD to carry out its growth initiatives as described in this presentation is dependent on CBD obtaining additional capital. There is no assurance that CBD will be able to successfully raise the capital required or to complete each of the growth initiatives described.

The recipient acknowledges that CBD is subject to the reporting requirements of the U.S. Securities and Exchange Commission (SEC) and Australian Securities Investment Commission (ASIC). Please refer to the Company's filings with the SEC for further details. This presentation is not an offer to buy, nor is it soliciting offers to buy, any securities of the Corporation.

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F ree Writing Prospectus Statement This presentation highlights basic information about us and the offering. Because it is a summary, it does not contain all of t he information you need to consider before investing. We have filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this prese nta tion relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration stat ement (including the risk factors described therein) and other documents that we have filed with the SEC for more complete information about us and the of fering. You may get these documents for free by visiting EDGAR on the SEC Website at http://www.sec.gov . The preliminary prospectus dated May 8, 2014 is available on the SEC Website at http://www.sec.gov . Alternatively we, or any underwriter participating in the offering will arrange to send you the prospectus if you contact: 3 National Securities Corporation 410 Park Avenue, 14 th Floor New York, NY 10022 Attn: Jonathan Rich Executive Vice President, Head of Investment Banking Office: 212 - 380 - 2819 Fax: 212 - 380 - 2828 jrich@nationalsecuritiesib.com or Andrei C. Amaritei Senior Vice President, Investment Banking Office: 212 - 380 - 2858 Fax: 212 - 380 - 2828 aamaritei@nationalsecuritiesib.com or Northland Capital Markets 45 South 7 th Street Suite 2000 Minneapolis, MN 55402 Attn: Shawn D. Messner Head of Energy Investment Banking 612 - 851 - 4989 (direct) 612 - 395 - 5216 ( eFax ) smessner@northlandcapitalmarkets.com

Offering Summary

Item	Details
Issuer	CBD Energy Limited
Offering	Registered follow-on offering
Target Size	$12 million plus 15% overallotment (100% primary)
Securities	Ordinary shares
Ticker Symbol	OTCBB:CBDNF (applied for NasdaqCM listing under the ticker symbol CBDE)
Use of Net Proceeds	$4.0 million - GED Acquisition in the US $1.5 million - Acquisition of a 48MW Australian wind project $1.8 million - Line of credit repayment Balance - Working capital
Underwriters	National Securities Corporation & Northland Capital Markets
Auditors	PricewaterhouseCoopers
Legal	Reed Smith

CBD ENERGY

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CBD Energy - Investment Highlights

Diversified cash flows from solar, wind & energy efficiency

- Client base: residential & commercial
- Geographies: USA, UK & Australia

Seasoned & motivated executive team with demonstrated track record of success

Experienced in project development, technology optimization, project management, operations & maintenance

- 17,000+ residential solar installations
- Over 70 MW solar installed
- Developed 107 MW wind farm

Exclusive world-wide license for Westinghouse Solar brand, known for:

- Heritage & longevity
- Affordability & reliability
- Well designed & innovative products

Immediate Growth Initiatives:

- **United States**
  - Westinghouse Solar branded residential rollout
  - GED acquisition to add 7.7 MW installed commercial/utility capacity and backlog of 3.6MW
- **Australia**
  - 48MW wind project with growth options
- **UK**
  - 3rd mini-bond to enable acceleration of commercial project ramp-up.

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CBD Group Structure Solar Australia US UK Wind Australia Energy Efficiency 6

Market Challenge/Our Opportunity



Traditional Generation

High fixed costs; unresponsive to changing demand

Commodity (fuel) exposure

Dependent on Infrastructure (grid) upgrades & costs

Transmission/distribution losses

Bill shock

Pollution and environmental destruction

Solar and Wind Generation



Complements traditional generation

Distributed generation can bypass grid and associated costs

Free power source (sun and wind)

Pricing at retail vs wholesale

Cost competitive with traditional generation

Disruptive technology

Ready for 'plug and play' storage technologies

20 year price stability (no bill shock)

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Addressable Market O ppo r tunitie s Through 2017 Sou r ce s: Installed capaci t y Oppo r tuni t y through 2017 Industry research and public sources: EIA, ILSR, Deutsche Bank, UK Department of Energy & Climate Change; market value calculated at $2/watt average installed cost 8

Why Solar?

Large and growing demand in all CBD markets

Now the second-largest source of new electricity generating capacity in the US.

Installed cost falling rapidly, driving more growth

CBD has deep experience in all solar sectors:

- Residential
- Commercial
- Utility

CBD solar customers today are expected to generate future revenue from:

- sales of monitoring, and O&M services
- add-on products and technologies as they become cost-effective, e.g., electricity storage



Figure 2.1 U.S. PV Installations and Average System Price, 2000-2013


Annual PV Installations (MW)
5,000
4,000
3,000
2,000
1,000
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
Weighted Average System Price ($/W)
4
11
23
45
58
79
105
160
298
435
852
1,919
3,369
4,751
2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013
Residential
Non-Residential
Utility
Weighted Average System Price

Installations (MW)	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
Residential	1	5	11	15	24	27	38	58	82	164	246	304	494	792
Non-Residential	2	3	9	27	32	51	67	93	200	213	339	831	1,072	1,112
Utility	0	3	2	3	2	1	0	9	16	58	267	784	1,803	2,847
Total Installations	4	11	23	45	58	79	105	160	298	435	852	1,919	3,369	4,751

Sources: Greentech Media Inc & Solar Energy Industry Association

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US Solar - Residential

Business Model:

- Direct sales/contracted installer
- Differentiated system branding (Westinghouse) & warranty
- Stapled financing options
- Initial markets: FL, NJ , MA & NY

Financial Metrics Based on current market information reported by Solar Energy Industry Association (SEIA)	
Revenue per kW installed	$4,500 - $6,000
Install Margin %	20%- 35%
Selling costs % of revenue *	6%-10%
Average residential installation	3 – 6kW

* Target range

CBD Brings:

- Completed initial sales
- Lead generation team
- Growing network of qualified installers
- Proven systems
- Strong brand identity

Market Opportunity:

- Very large, rapidly growing market
- Early development stage with low penetration in most states
- Favorable tax & regulatory structure
- Parity or better pricing for consumers in increasing number of markets, e.g. in NY:
  - Typical retail rates: $0.35/kWh
  - Delivered power cost from a Westinghouse Solar system: <$0.14/kWh

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US Solar - Commercial/Utility

Business Model:

- Direct design & sales
- Target projects 0.5 – 10MW
- Project procurement & general contractor
- Post-completion O&M
- Opportunistic owner/operator

Financial Metrics Representative of reported GED experience unless noted	
Revenue per kW (incl. available hardware procurement)*	$1,700 - $2,500
Gross Margin	8% - 14%
Operating Margin (pre-tax)	6%-10%

* Representative system costs for small utility-scale projects per Solar Energy Industry Association (SEIA)

CBD Brings (through GED acquisition*):

- Seasoned U.S. management team
- Deep industry relationships
- Track record of 7.7 MW installed
- Backlog of 3.6MW with prospect pipeline (not contracted) of more than 35MW

Market Opportunity:

- Very large, growing market
- Highly fragmented
- Still in development stage with limited penetration in most states
- Favorable tax & regulatory structure
- Plentiful financing for credit-worthy off-takers

* CBD has entered into exclusive negotiations to acquire Green Earth Developers, LLC ("GED"), however, there is no guarantee that CBD will be successful in acquiring this business.

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Australia Solar

Business Model:

- Residential
  (direct sales/contract installers)
- Commercial & Utility
  (direct design, sales & general contracting)

Financing:

- Typically customer funded
- Multiple finance options available

Financial Metrics
Based on CBD recent experience:

Revenue per kW installed	A$2,000
Install Margin %	30%-35%
Selling costs % of revenue *	6%-10%
Average residential installation	3KW

* Targeted range

CBD Brings:

- **Track Record**
  - Over 17,000 systems installed
  - Over 70MW installed
- **Satisfied Customers**
  - 95% favorable feedback
- **Strong Brand**
  - Westinghouse Solar since 2013
- **Efficient Structure**
  - Centralized sales & administration

Market Opportunity:

- High Retail Power Costs: A$0.24 - 38/kWh
- Delivered power costs for CBD/Westinghouse Solar customers: A$12/kWh
- Low Solar Penetration <15%
- Government Renewable Energy Mandate – 20% by 2020

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Australia Wind

Business Model:

- Option undervalued sites with permits
- Optimize sites
- Negotiate:
  - long term PPA
  - turbine supply contracts
- Arrange debt & equity
- Supply project management/O&M services

CBD Brings:

- Highly experienced management and contracts team
- Relationships with global renewable energy investors
- Track record: developed 108MW (Taralga & Chatham Island projects)
- Development pipeline 250MW (~A$750M construction value)

Financial Metrics Taralga Wind Farm project case study:	
CBD development costs incurred	$4,000,000
CBD Development Fee profit	$15,000,000
Return on investment	375% within 18 months
CBD equity ownership	10% valued at $10.8m
Retained Project management fees	$2.5 million

Market Opportunity:

- Australian Government mandated target of 20% renewables by 2020
- ~9,000MW required to meet target

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UK Solar Commercial

Business Model:

- Design, build and operate commercial scale solar projects
- Accumulate retained value
- Selectively sell pools of projects to monetize retained value
- Recycle capital to new projects

Financing:

- Cost-effective financing from issuing medium-term mini-bonds
- Long-term financing available for aggregated operational projects

Financial Metrics Reflects CBD recent experience	
Cost to construct (per kW)	A$2,154
NPV @ 6.5% discount*	A$2,837
Retained value over construction cost	A$682 32%

* Based on independent valuation performed for CBD
Conversion A$1.00 = £0.557

CBD Brings:

- Local management with strong track record of constructing commercial-size solar projects (<1MW)
- Robust pipeline – 1.3 MW under construction with 3MW under option
- Demonstrated capability as an issuer of mini-bonds

Market Opportunity:

- Government target * for solar is 20GW by 2020
  - Supports attractive feed-in-tariff structure
  - Currently only 2.5GW installed
- Mini-bond market currently supports 100% financing of project construction and aggregation
- Cost <7% per annum (excluding issuance costs)

* UK renewable roadmap – published by Department of Energy and Climate Change

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Governance & Execution

CBD Board

Gerry McGowan
Executive Chairman & Managing Director

- Experienced entrepreneur
- Founded Australia's first low cost airline – sold to Qantas in 2001
- Built & monetized numerous freight businesses

Carlo Botto
Executive Director

- Worked extensively in the utility sector in the US & Australia
- Expertise in Risk Management, Trading & Pricing
- Bachelor of Engineering & Graduate Diploma (Asset Management)

William Morro
Non-Executive Director

- Managing Partner of Inter-American Group (an investment & advisory firm)
- 30+ years institutional and private equity experience
- Past director of more than 20 mid-market company
- Prior Chairman / CEO of various mid-market businesses

Todd Barlow
Non-Executive Director

- Managing Director Pitt Capital Partners
- Extensive experience in corporate finance, M&A, investing, financial structuring and capital raising
- $10 billion in transaction advisory experience
- Bachelor of Law

CBD Management

Richard Pillinger
Chief Financial Officer

- International experience in audit & advisory
- Extensive public company experience
- Fellow of the Institute of Chartered Accountants England & Wales. Bachelor of Science Degree in Production & Operations Management

Pat Lennon
Senior Vice President

- 30+ years experience in utility & power sector in US, Australia & US
- Extensive experience in business development
- Responsible for the construction & operation of multiple wind farms
- Bachelor degree Mechanical Engineering, Business Administration diploma, Certified Cost Engineer

James Greer
Senior Vice President

- Responsible for the US development.
- International experience in China, UK, US & Australia.
- Specialized in cross border transactions
- Bachelor of Business & International Trade and Asian Studies (Mandarin)

Mark MacKenzie, PhD
SVP Engineering

- 20+ years experience in electrical & control engineering
- Expertise in renewable energy
- Post graduate research
- Member of Engineers Australia (MIE Aust)
- Bachelor of Science
- Doctor of Philosophy
- Bachelor of Engineering (Electrical) Class 1 Honors

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Management Alignment with Shareholders • Management & Directors have significant holdings of outstanding shares: 16 (Management & Director shares as of May 22 , 2014) Ownership Percentage Number of Shares Pre - Offering Post - Offering* Gerry McGowan (Chairman & Managing Director) 280,748 13.6% 8.1% Other Officers & Board Members 30,811 1.5 1.0% Total 311,559 15.1 9.1% • Management compensation incentives are tied to significant growth in revenue and EBITDA: Executive Incentive Compensation Targets (Amounts in millions) FY 2015 FY 2016 FY 2017 Revenue A$100 A$150 A$225 EBITDA * A$8.0 A$12.75 A$20.25 EBITDA Percentage Growth (year - over - year) 59% 59% * Assumes 1,200,000 million shares issued in the offering; percentages will differ if number of shares issued in the offering d iff ers from 1,200,000 * EBITDA means earnings before interest, taxes and depreciation

CB D Capital Structure D ive r sified sha r eholde r base with over 2,400 holders: 17 Ordinary Shares Pre - Offering Post - Offering* Outstanding 2,071,304 3,448,246 Issuable upon: Conversion of Convertible Notes 794,092 772,027 Exercise of Warrants and Options 380,712 380,712** Total 3,246,108 4,600,985 * Assumes 1,200,000 shares issued in the offering ** Excludes underwriter warrants to be issued in the offering (4% of shares offered) Debt Structure (as of December 31, 2013) 0.0 2.0 4.0 6.0 8.0 10.0 12.0 14.0 16.0 18.0 Affiliates of Washington H. Soul Pattinson Energy Bonds Other A$ millions 40% 47% 13% 15% 29% 56% Management & Directors Instutitional Holders Retail Holders

CB D Financial s a s o f Decembe r 2013 18 * Excludes discontinued operation ( Captech sold in August, 2013) Amounts in A$(000) As of December 31, 2013 Actual Pro - Forma* Pro - Forma (as adjusted)** Current assets 20,240 20,240 31,472 Non - current assets 22,760 22,760 22,760 Total Assets 43,000 43,000 54,232 Current liabilities 32,638 31,631 29,850 Non - current liabilities 13,275 13,275 13,275 Total liabilities 45,913 44,906 43,125 Shareholders’ equity (2,913) (1,906) 11,107 * on a pro forma basis to give effect to the issuance of ordinary shares from January 1, 2014 through and immediately prior to the offering ** on a pro forma as adjusted basis to give effect to ( i ) the share issuances described above; ( ii) the sale of the securities in this offering at the assumed public offering price of US$10.00 per share (the closing price on May 7, 2014), after deducting underwriting discounts and commission and other estimated offering expenses; and (iii) the agreed exchange of instalment and convertible debt upon consummation of the offering and the commencement of trading of CBD ordinary shares on the NASDAQ Capital Market. Profit & Loss Accounts* 6 Months December 31, 2013 Revenues and other income 11,325 EBITDA (1,757) Loss after Tax (4,183)

Selected Corporate Milestones


Successful $280M financing of Taralga wind farm
Consummated world-wide exclusive agreement to utilize the Westinghouse Solar Brand
Contracted and sold 5MW solar farm in Italy
Constructed 1.4MW solar project in New Jersey
Implemented Global Enterprise Resource Planning System
Listed in the US (CBDNF)
Entered non-binding agreement to purchase U.S. EPC company, Green Earth Developers, LLC
Contracted to install solar in 22 UK schools
U.S. (20-F) Registration Statement Effective
2011
2012
2013
2014
Constructed 8MW solar farm in Thailand
Optioned Taralga wind farm
Chatham Islands wind farm
Raised GBP7.5M through retail bond in UK

CBD ENERGY

Westinghouse SOLAR

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CBD Energy - Investment Highlights

Diversified cash flows from solar, wind & energy efficiency

- Client base: residential & commercial
- Geographies: USA, UK & Australia

Seasoned & motivated executive team with demonstrated track record of success

Experienced in project development, technology optimization, project management, operations & maintenance

- 17,000+ residential solar installations
- Over 70 MW solar installed
- Developed 107 MW wind farm

Exclusive world-wide license for Westinghouse Solar brand, known for:

- Heritage & longevity
- Affordability & reliability
- Well designed & innovative products

Immediate Growth Initiatives:

- **United States**
  - Westinghouse Solar branded residential rollout
  - GED acquisition to add 7.7 MW installed commercial/utility capacity and backlog of 3.6MW
- **Australia**
  - 48MW wind project with growth options
- **UK**
  - 3rd mini-bond to enable acceleration of commercial project ramp-up.

CBD ENERGY

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Contact

Gerry McGowan
Chairman
gerrymcgowan@cbdenergy.com.au
+1 646 300 1662

James Greer
SVP
james.greer@cbdenergy.com.au
+1 917 714 4791

CBD ENERGY

cbdenergy.com.au | westinghousesolar.com.au

Westinghouse SOLAR

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